EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q3-09 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s third quarter 2009 conference call. I am joined today by Keith Jackson, our president and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the third quarter of 2009. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the Credit Suisse Technology Conference on December 1st and the Barclay’s Global Technology Conference on December 9th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the third quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the third quarter of 2009 were $472.9 million, an increase of approximately 13 percent from the second quarter of 2009. During the third quarter of 2009, the company reported GAAP net income of $29.9 million or $0.07 per fully diluted share. The third quarter 2009 GAAP net income included net charges of $41.0 million, or $0.09 per fully diluted share, from special items, which are detailed in schedules to our earnings release.

Third quarter 2009 non-GAAP net income was $70.9 million or $0.16 per share on a fully diluted basis.

We exited the third quarter of 2009 with cash, cash equivalents and short-term investments of $470.2 million, a record high in the company’s

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history. In addition, we exited the third quarter with the lowest net debt position in the company’s history as a publicly-traded company of approximately $425 million. At the end of the third quarter, total days sales outstanding decreased from the second quarter by approximately 4 days to approximately 51 days. ON Semiconductor’s total internal inventory was also down from second quarter levels by approximately 6 days to approximately 81 days. Included in our total internal inventory is approximately $4 million of inventory written-up to fair value related to our acquisitions and approximately $30 million of bridge inventory built in preparation for our announced closures of front-end manufacturing lines.

Distribution inventories were at the lowest level in the company’s history exiting the third quarter on a weeks basis at approximately 9 weeks.

Cash capital expenditures during the third quarter of 2009 were approximately $9 million. We currently expect capital expenditures for 2009 of approximately $75 million. The increase from previous

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expectations is primarily due to initial construction costs in the Philippines which will enable the consolidation of assembly and test operations in that country.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the third quarter of 2009, our end market splits were as follows: The Computing end-market represented approximately 27 percent of third quarter 2009 sales. The Automotive end-market represented approximately 18 percent of third quarter sales. The Communications end-market, which includes wireless and networking represented approximately 17 percent of sales. Industrial, Military and Aerospace represented approximately 17 percent of sales. The Consumer Electronics end-market represented approximately 17 percent of sales,

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and Medical represented approximately 4 percent of sales.

TOP OEM CUSTOMERS

During the third quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 5 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, represented approximately 64 percent of revenue. Our sales in the Americas represented approximately 21 percent of revenue and Europe represented approximately 15 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 46 percent of third quarter 2009 revenue. Sales through the distribution channel were approximately 42 percent of third quarter revenue and the EMS channel represented approximately 12 percent of revenue.

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REVENUE BREAK-OUT

During the third quarter, ON Semiconductor revenues broken out by our segments were as follows. The Standard Products Group represented approximately 32 percent of sales. The Computing and Consumer Group represented approximately 24 percent of third quarter sales. The Automotive and Power Group represented approximately 23 percent of sales, and the Digital & Mixed-signal Product Group represented approximately 21 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q filing for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we’ve made.

ON Semiconductor Corporation has recently completed the acquisition of privately-held PulseCore Holdings (Cayman) Inc. in an all cash transaction for initial consideration of approximately $17 million. PulseCore’s previous owners and other stakeholders also have the ability

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to receive additional earn-out proceeds if, among other things, PulseCore is able to meet certain revenue and gross margin objectives in 2010 and 2011. The acquisition of PulseCore expands ON Semiconductor’s high gross margin clock and circuit protection offerings for the consumer, wireless and computing end-market customers. PulseCore’s capabilities in standard and custom high-speed and low power analog and mixed signal solutions for electromagnetic interference (EMI) reduction also enhance ON Semiconductor’s overall EMI filtering and circuit protection portfolios. In addition, PulseCore’s strong design capabilities and history in India represents ON Semiconductor’s first foray into design activity in that country. The acquisition of PulseCore is another step forward in enabling ON Semiconductor to continue delivering increased value to our customers, shareholders and employees.

In the computing end market we saw growth of approximately 13 percent from the second quarter of 2009. Since the lows of the first

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quarter of 2009, the computing end-market revenues have grown by approximately 41 percent. We continue to see strong demand for our products with key customers. In the newest generation of desktop platforms that begin ramping in this quarter, we have improved our content by approximately 10 percent year-over-year at two of the top three global desktop suppliers. This equates to content north of $4.00 per box.

We also continue to expand our presence in the notebook segment with qualification on reference designs for the latest generation of notebooks as well as qualification on next generation video card reference designs at a top three manufacturer. Our overall product portfolio which includes controllers, MOSFETs, audio amplifiers, protection devices, thermal management and standard products continue to position ON Semiconductor as a leading supplier of power management products to the computing end-market. We also believe we will be the number one supplier of power management in next generation desktop platforms and are exceeding our earlier expectations

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in next generation notebook power management and believe we will exit this year with over thirty percent market share.

The automotive end-market experienced sequential growth of over 20 percent versus the second quarter of 2009, during what is normally a seasonally down quarter. This recovery was helped by improving production rates from programs such as the “Cash for Clunkers” incentive program during the summer of 2009. We also achieved growth from our increased content in multimedia and infotainment platforms at major U.S. auto manufacturers. While the overall automotive end-market revenues still remain below historical highs, they are up approximately 30 percent from the lows of the first quarter of 2009. In addition, the fourth quarter of 2009 should represent the first quarter we should see year-over-year revenue growth in our automotive end-market since the recession began. We continue to believe the automotive end-market remains a long term growth opportunity for ON Semiconductor. With our broad portfolio of power management and standard products, along with our custom ASIC capabilities we are able to support our

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automotive customer needs from multimedia and safety applications to powertrain and drivetrain systems.

The consumer end-market experienced the largest sequential growth of all our end-markets growing by approximately 43 percent versus the second quarter of 2009. The primary driver of this sequential growth came from game console builds for the back-to-school and holiday seasons. Our recent design wins on the latest platform for one of the top three game console manufacturers integrate our solutions into all of the major power management rails. This helped spur the largest percent of growth in this end-market.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance –

DONALD…

DONALD COLVIN:

Thanks Keith.

FOURTH QUARTER 2009 OUTLOOK

Based upon current product booking trends, backlog levels and

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estimated turns levels, we anticipate that total revenues will be approximately $480 to $495 million in the fourth quarter of 2009. Backlog levels at the beginning of the fourth quarter of 2009 were up from backlog levels at the beginning of the third quarter of 2009 and represent over 90 percent of our anticipated fourth quarter 2009 revenues. We expect that average selling prices for the fourth quarter of 2009 will be down approximately one to two percent, sequentially, from the third quarter of 2009.

We expect cash capital expenditures of approximately $25 million in the fourth quarter of 2009.

For the fourth quarter, we expect GAAP gross margin of approximately 38 to 39 percent. Our GAAP gross margin in the fourth quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with our acquisitions of approximately $2 million and stock based compensation expense of approximately $3 million. We expect non-GAAP gross margin of approximately 39 to 40 percent. Non-GAAP gross margin

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excludes special items which we expect to be approximately $5 million. For the fourth quarter of 2009, we also expect total GAAP operating expenses of approximately $130 million to $135 million. Our GAAP operating expenses include the amortization of intangibles, stock based compensation expense, restructuring, asset impairments and other charges which total approximately $25 million. We also expect total non-GAAP operating expenses of approximately $105 to $110 million. This is up slightly from third quarter 2009 levels, due the reinstatement towards full salary levels. We anticipate interest and other expenses will be approximately $10 to $11 million for the fourth quarter of 2009. We also anticipate non-cash interest expense of approximately $8 million from the adoption of FASB Staff Position No. APB 14-1 relating to our convertible senior subordinated notes. GAAP taxes are expected to be approximately $5 million and cash taxes are expected to be approximately $2 million. We also expect stock based compensation expense of approximately $12 to $13 million in the fourth quarter of 2009.

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Our current fully diluted share count is approximately 440 million shares based on the current stock price. This includes the full impact from performance based restricted stock units that should vest over a three-year period based on meeting certain financial hurdles. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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